Exhibit 99.1

THUNDER MOUNTAIN GOLD INC. 5248 W. Chinden Blvd. Telephone: (208) 658-1037 Boise, Idaho 83714 Fax: (208) 322-5626

News Release

THUNDER MOUNTAIN GOLD ANNOUNCES THE COMPLETION OF A TECHNICAL REPORT ON ITS SOUTH MOUNTAIN PROPERTY.

Boise Idaho, May 21, 2008:  Thunder Mountain Gold, Inc. (OTCBB: THMG), today announced the completion of a technical report on its South Mountain Mine.  The report was completed by Kleinfelder West, Inc., a U.S.-based geotechnical engineering firm.

Thunder Mountain Gold commissioned Kleinfelder to produce an independent assessment and validation of geological and mineral data for the South Mountain Mine. Kleinfelder reviewed previous site work, physiography, history, geology, and historical development and production data.  They also developed a panel model using existing historical records to estimate total remaining mineral resources. Based upon such data, Kleinfelder`s panel modeling estimated an indicated resource of 629,979 tons containing 12,197,500 equivalent silver ounces. This resource is consistent with resource calculations by South Mountain Mines, Inc. and W.A. Bowes Company/J.R.Bowes in 1985, of 469,890 tons containing approximately 12,948,460 silver equivalent ounces. Additionally, an inferred resource of approximately 850,000 tons containing an estimated 6,340,800 silver equivalent ounces was calculated in the model, for a total indicated and inferred resource of 1,422,000 tons containing an estimated 18,538,400 silver equivalent ounces.

Additional mineral occurrences, primarily lateral and vertical extents of existing mineralized trends, to be used as the basis for future drilling targets, were calculated at approximately 1,650,000 tons potentially containing 6,788,000 silver equivalent ounces. This assumes that metal grades and general geometric conditions are consistent with the known area of the mineral resource.

The Kleinfelder Report is not a 43-101 compliant ore reserve report but serves as a mineral resource evaluation tool.

Management defines a silver equivalent ounce as calculated by converting the values of silver, zinc, lead, copper and gold in U.S. dollars to silver ounces.

The complete South Mountain Technical Report will be available on Thunder Mountain Gold`s website at www.thundermountaingold.com.

Jim Collord, President of Thunder Mountain Gold, said of these developments, “We commissioned the Kleinfelder report so the existing data could be reviewed and then the resource verified by an independent

Website: www.thundermountaingold.com                                                  OCBB: THMG.OB

consultant. The information in the study and report will be used to help further refine our future exploration and development program for South Mountain.”

The South Mountain property was acquired in its entirety by Thunder Mountain Resources, Inc in 2007. The South Mountain Mining District was first discovered and worked in the late 1800s for high-grade silver ore.  Mineralization on the South Mountain property is polymetallic, and consists of silver-galena veins and skarn-hosted polymetallic sulfide bodies hosted in a Paleozoic and/or Mesozoic carbonate unit. The principal metals historically recovered from the South Mountain property were silver, zinc, lead, copper, and gold.  Approximately 83,653 tons of ore are reported to have been extracted from the district, principally during World War II. During this period, and based on smelter receipts, there were 53,635 tons of ore direct-shipped to a smelter with a grade of  approximately 14.5% zinc, 10.5 ounces per ton silver, 1.4% copper, 0.06 ounce per ton gold, and 2.4% lead.

Other Thunder Mountain Gold Activities:

Thunder Mountain Gold has initiated a property acquisition program in Arizona through the Company’s subsidiary, Thunder Mountain Resources.  The Company is targeting precious and base metal deposits through lease agreements and the claim staking of public lands.  Thunder Mountain Resources is focusing on detachment style mineralization related to structure between Precambrian and younger Paleozoic and Tertiary rocks.

About Thunder Mountain Gold, Inc.:

Thunder Mountain Gold is an exploration company focused on the generation of precious and base metal projects in the Western United States, Mexico, and Alaska. A 73-year old company, Thunder Mountain Gold performs its own natural resource exploration and generates value for shareholders by aggressively developing high-grade, high-quality precious and base metal resources in politically stable mining regions.

Investor Relations:

Eric Jones e-mail:  eric@thundermountaingold.com

Jim Collord e-mail: jim@thundermountaingold.com

Forward-Looking Statements:  Statements made which are not historical facts, such as anticipated production, exploration results, costs or sales performance are "forward-looking statements", and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.  These risks and uncertainties include, but are not limited to, metals prices volatility, volatility of metals production, exploration project uncertainties, industrial minerals market conditions and project development risks.  Refer to the Company's Periodic Filings for a more detailed discussion of factors that may impact expected future results.  Thunder Mountain Gold undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce.

Website: www.thundermountaingold.com                                                  OCBB: THMG.OB